PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



                                                                        For the three months ended       For the nine months ended
                                                                               September 30,                   September 30,
                                                                        ----------------------------     ---------------------------
Earnings Per Share:                                                         2001            2000             2001           2000
-------------------------------------------------------------------     ------------    ------------     ------------   ------------
                                                                              (Amounts in thousands, except per share data)
Net income........................................................      $    83,604     $    75,652      $  240,012     $  222,516

Less: Preferred Stock dividends:
   10% Cumulative Preferred Stock, Series A.......................           (1,141)         (1,141)         (3,422)        (3,422)
   9.20% Cumulative Preferred Stock, Series B.....................           (1,372)         (1,372)         (4,116)        (4,116)
   Adjustable Rate Preferred Stock, Series C......................             (506)           (506)         (1,518)        (1,547)
   9.50% Cumulative Preferred Stock, Series D.....................             (713)           (713)         (2,137)        (2,137)
   10.0% Cumulative Preferred Stock, Series E.....................           (1,372)         (1,372)         (4,116)        (4,116)
   9.75% Cumulative Preferred Stock, Series F.....................           (1,401)         (1,401)         (4,205)        (4,205)
   8.875% Cumulative Preferred Stock, Series G....................           (3,827)         (3,827)        (11,482)       (11,482)
   8.45% Cumulative Preferred Stock, Series H.....................           (3,565)         (3,565)        (10,694)       (10,694)
   8.625% Cumulative Preferred Stock, Series I....................           (2,156)         (2,156)         (6,469)        (6,469)
   8.00% Cumulative Preferred Stock, Series J.....................           (3,000)         (3,000)         (9,000)        (9,000)
   8.25% Cumulative Preferred Stock, Series K.....................           (2,372)         (2,372)         (7,116)        (7,116)
   8.25% Cumulative Preferred Stock, Series L.....................           (2,372)         (2,372)         (7,116)        (7,116)
   8.75% Cumulative Preferred Stock, Series M.....................           (1,230)         (1,230)         (3,690)        (3,690)
   8.60% Cumulative Preferred Stock, Series Q.....................           (3,709)              -         (10,427)             -
   8.00% Cumulative Preferred Stock, Series R.....................                -               -               -              -
                                                                        ------------    ------------     ------------   ------------
       Total preferred dividends                                            (28,736)        (25,027)        (85,508)       (75,110)
                                                                        ------------    ------------     ------------   ------------
                                                                        $    54,868     $    50,625      $  154,504     $  147,406
                                                                        ============    ============     ============   ============
Allocation of net income allocable to common shareholders to classes:
   Net income allocable to shareholders of the Equity Stock, Series
       A..........................................................            5,314           2,666          14,080          7,590
   Net income allocable to shareholders of common stock...........           49,554          47,959         140,424        139,816
                                                                        ------------    ------------     ------------   ------------
                                                                        $    54,868     $    50,625      $  154,504     $  147,406
                                                                        ============    ============     ============   ============

Weighted average common shares outstanding:
   Basic - weighted average common shares outstanding............           120,092         131,084         122,951        131,815
   Effect of dilutive stock options - based on treasury stock
     method using average market price...........................             1,662             177           1,026            160
                                                                        ------------    ------------     ------------   ------------
   Diluted weighted average common shares outstanding  (1).......           121,754         131,261         123,977        131,975
                                                                        ============    ============     ============   ============

Basic earnings per common share...................................            $0.41           $0.37           $1.14         $1.06
                                                                        ============    ============     ============   ============
Diluted earnings per common share  (1) (2)........................            $0.41           $0.37           $1.13         $1.06
                                                                        ============    ============     ============   ============
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     (1) Diluted net income per common share is computed using the weighted average common shares outstanding (adjusted for stock options).
         Commencing January 1, 2000, the 7,000,000 Class B common shares outstanding began to participate in distributions of our earnings.
         Distributions per share of Class B common stock are equal to 97% of the per share distribution paid to our regular common shares. As a result of this participation in distribution of earnings, for purposes of computing net income per common share, we began to include 6,790,000
         (7,000,000 x 97%) Class B common shares in the weighted average common equivalent shares for the three months ended March 31, 2000.

     (2) There  are  no  additional   potentially   dilutive  or   anti-dilutive
         securities  for the three or nine months ended  September  30, 2001 and
         2000  within the  definitions  of  Statement  of  Financial  Accounting
         Standards  No.  128,  "Earnings  per Share."  Accordingly,  there is no separate presentation of a determination of the impact of conversion of anti-dilutive securities.

                                   Exhibit 11